UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2020

Steel Connect, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170, Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STCN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Renata Simril to the Board of Directors

On October 23, 2020, the board of directors (the “Board”) of Steel Connect, Inc. (the “Company”) appointed Renata Simril to the Board effective October 23, 2020. Ms. Simril will serve as a Class III director until the Company’s next annual meeting of stockholders and until her successor is duly elected and qualified (or her earlier death, resignation or removal). The Board has not yet determined which committees of the Board Ms. Simril will join.

Ms. Simril, age 52, is the president and chief executive officer of the LA84 Foundation, a legacy of the 1984 Los Angeles Summer Olympic Games. Ms. Simril is also on the board and executive committee of the Los Angeles Chamber of Commerce, the board of the Los Angeles Sports and Entertainment Commission, the board and audit committee of the Los Angeles Dodgers Foundation and a leadership council of the Service of Humanity global movement. Before joining LA84 Foundation, Ms. Simril served as senior vice president and chief of staff to the publisher of the Los Angeles Times, where she oversaw staff operations and budgeting for the newsroom and business operations with over 900 employees. Her earlier career included three seasons with the Los Angeles Dodgers, where she served as senior vice president of external affairs and managed the team’s community relations and charitable foundation. Ms. Simril also worked for over a decade in real estate development with Jones Lang LaSalle, Forest City Development and LCOR, Inc., where she managed the acquisition, entitlement, finance and development of multi-million dollars projects. Ms. Simril has a bachelor’s degree in Urban Studies from Loyola Marymount University and a master’s degree in Real Estate Development from the University of Southern California.

The Board has determined that Ms. Simril is independent under Board and committee independence standards of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market rules. There are no transactions in which Ms. Simril has an interest requiring disclosure under Item 404(a) of Regulation S-K, and she has no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and no arrangement or understanding with any person with respect to her appointment to the Board. Ms. Simril will be entitled to standard compensation available to all non-employee directors (as described under “Director Compensation Plan” in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on June 29, 2020, except that, as previously determined by the Board, starting calendar year 2021, the annual restricted stock grant will be made in equal quarterly installments for all non-employee directors), and she will receive the standard quarterly retainer for non-employee directors, pro-rated for the quarter ending October 31, 2020, as well as the standard annual restricted stock grant for non-employee directors, pro-rated for the 2020 calendar year.

Item 7.01 Regulation FD Disclosure.

On October 26, 2020, the Company issued a press release reporting Ms. Simril’s appointment as a director of the Board. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in those filings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press release of Steel Connect, Inc. dated October 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 26, 2020	Steel Connect, Inc.

	By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer